SUB-ITEM 77Q1: Exhibit 1

INVESTMENT ADVISORY AGREEMENT

THE EMERGING MARKETS TELECOMMUNICATIONS FUND, INC.

July 1, 2009
Aberdeen Asset Management Investment Services Limited
One Bow Churchyard
London, United Kingdom
EC4M 9HH

Dear Sirs:
The Emerging Markets Telecommunications Fund, Inc. (formerly known as The Emerging Markets Infrastructure Fund, Inc.) (the “Company”), a corporation organized under the laws of the State of Maryland, herewith confirms its agreement with Aberdeen Asset Management Investment Services Limited (the “Adviser”), a corporation organized under the laws of the United Kingdom, as follows:

1.	Investment Description; Appointment

The Company desires to employ its capital by investing and reinvesting in investments of the kind and in accordance with the limitations specified in its Articles of Incorporation, as may be amended from time to time, and in its Registration Statement as from time to time in effect (including its Registration Statement on Form N-14 as declared effective by the Securities and Exchange Commission on September 1, 2000), and in such manner and to such extent as may from time to time be approved by the Board of Directors of the Company.  Copies of the Company's Registration Statement and Articles of Incorporation have been or will be submitted to the Adviser.  The Company agrees to provide copies of all amendments to the Company's Registration Statement and Articles of Incorporation to the Adviser on an ongoing basis.  The Company desires to employ and hereby appoints the Adviser to act as investment adviser to the Company.  The Adviser accepts the appointment and agrees to furnish the services described herein for the compensation set forth below.

2.	Services as Investment Adviser

Subject to the supervision and direction of the Board of Directors of the Company, the Adviser will (a) act in accordance with the Company's Articles of Incorporation, the Investment Company Act of 1940 and the Investment Advisers Act of 1940, all applicable SEC rules and regulations and any other applicable provisions of law, as the same may from time to time be amended, (b) manage the Company's assets in accordance with its investment objective and policies as stated in the Company's Registration Statement as from time to time in effect, (c) make investment decisions and exercise voting rights in respect of portfolio securities for the Company, (d) place purchase and sale orders on behalf of the Company for all investments and (e) borrow money on behalf of and in the name of the Company within the limits established in the Company’s Articles of Incorporation and the Registration Statement as from time to time in effect.  In providing these services, the Adviser will provide investment research and supervision of the Company's investments and conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Company's assets.  In addition, the Adviser will furnish the Company with whatever statistical information the Company may reasonably request with respect to the securities that the Company may hold or contemplate purchasing.

3.	Brokerage

In executing transactions for the Company and selecting brokers or dealers, the Adviser will use its best efforts to seek the best overall terms available.  In assessing the best overall terms available for any Company transaction, the Adviser will consider all factors it deems relevant including, but not limited to, breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of any commission for the specific transaction and on a continuing basis.  In selecting brokers or dealers to execute a particular transaction and in evaluating the best overall terms available, the Adviser may consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) provided to the Company and/or other accounts over which the Adviser or an affiliate exercises investment discretion.

4.	Confidentiality of Information

The Adviser will treat confidentially and as proprietary information of the Company all records and other information relative to the Company and the Company’s prior, current or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where the Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Company.
5.	Proxy Voting

The Adviser will have the responsibility to vote proxies solicited with respect to issuers of securities in which assets of the Company are invested in accordance with the Company’s policies on proxy voting.

6.	Information Provided to the Company

The Adviser will keep the Company informed of developments materially affecting the Company, and will, on its own initiative, furnish the Company from time to time with whatever information the Adviser believes is appropriate for this purpose.  The Adviser will furnish the Company with whatever information, reports, valuations, analyses and opinions the Board of Directors of the Company may reasonably request.

7.	Books and Records

The Adviser agrees to preserve for the periods prescribed by Rule 31a-2 under the Investment Company Act of 1940 the records required to be maintained by a registered investment company pursuant to Rule 31a-1 thereunder.  The Adviser and the Company agree, in compliance with Rule 31a-3 under the Investment Company Act of 1940, that all records which the Adviser maintains for the Company are the property of the Company and further agrees to surrender promptly to the Company any such records upon the Company’s request.

8.	Standard of Care

(a)           The Adviser shall exercise its best judgment in rendering the services described in paragraphs 2 and 3 above.  The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with the matters to which this Agreement relates, provided that nothing herein shall be deemed to protect or purport to protect the Adviser against any liability to the Company or its shareholders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement (“disabling conduct”). The Company hereby agrees to indemnify the Adviser and each of the Adviser’s partners, officers, employees, and agents (including any individual who serves at the Adviser’s request as director, officer, partner, trustee or the like of another corporation) against, and hold it harmless from, any and all losses, claims, damages, liabilities or expenses, including reasonable counsel fees and expenses, not resulting from disabling conduct by the Adviser.  Indemnification shall be made only following: (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the person to be indemnified was not liable by reason of disabling conduct or (ii) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the person to be indemnified was not liable by reason of disabling conduct by (a) the vote of a majority of a quorum of non-party directors who are not “interested persons” of the Company or (b) an independent legal counsel in a written opinion.  The Adviser shall be entitled to advances from the Company for payment of the reasonable expenses incurred by it in connection with the matter as to which it is seeking indemnification in the manner and to the fullest extent permissible under the Maryland General Corporation Law.  The Adviser shall provide to the Company a written affirmation of its good faith belief that the standard of conduct necessary for indemnification by the Company has been met and a written undertaking to repay any such advance if it should ultimately be determined that the standard of conduct has not been met.  In addition, at least one of the following additional conditions shall be met: (a) the Adviser shall provide security in form and amount acceptable to the Company for its undertaking; (b) the Company is insured against losses arising by reason of the advance; or (c) a majority of a quorum of disinterested non-party directors, or independent legal counsel, in a written opinion, shall have determined, based on a review of facts readily available to the Company at the time the advance is proposed to be made, that there is reason to believe that the Adviser will ultimately be found to be entitled to indemnification.

(b)           The Adviser shall indemnify the Company and its officers and trustees, for any liability and expenses, including attorneys’ fees, which may be sustained as a result of the Adviser’s willful misfeasance, bad faith, gross negligence or reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the federal and state securities laws.

9.	Compensation

(a)           In consideration of the services rendered pursuant to this Agreement, the Company will pay the Adviser within five business days after the end of each calendar quarter, a fee for the previous quarter computed at an annual rate of 1.25% of the first US$ 100 million of the Company's “Average Weekly Base Amount” (as defined below), 1.125% of the next US$ 100 million and 1.00% of amounts above US$ 200 million.
(b)           (i)  “Average Weekly Base Amount” for any quarter is the average of the lesser of (A) “Market Value” of the Company’s outstanding shares, and (B) the Company’s net assets, in each case determined as of the last trading day for each week during that quarter.
(ii)           “Market Value” of the Company’s outstanding shares will be determined as follows:
(A)           if the Company’s shares are listed or traded on any national securities exchange or on the Nasdaq National Market, the shares shall be valued at the last sale price on the exchange or market on which they are principally traded, on the valuation date; if there is no sale on the valuation date, the shares shall be valued at the mean between the closing bid and asked price;
(B)           if the Company’s shares are traded over-the-counter but are not listed or traded on any national securities exchange or on the Nasdaq National Market,  the shares shall be valued at the last sale price on the valuation date or, if no sale occurs on that date, at the last bid price; or
(C)           if the Company’s shares are not listed or traded on any recognized securities market or over-the-counter, the shares shall be deemed to have the same value as the underlying net assets of the Company as of the valuation date.
(c)           The Adviser may retain the services of consultants in appropriate circumstance and any costs associated with such consulting arrangements shall be borne solely by the Adviser.

(d)           Upon any termination of this Agreement before the end of a quarter, the fee for such part of that quarter shall be prorated according to the proportion that such period bears to the full quarterly period and shall be payable upon the date of termination of this Agreement.  For the purpose of determining fees payable to the Adviser, the value of the Company's net assets shall be computed at the times and in the manner specified in the Company's Registration Statement as from time to time in effect.

10.	Expenses

The Adviser will bear all expenses in connection with the performance of its services under this Agreement, including compensation of and office space for its officers and employees connected with investment and economic research, trading and investment management and administration of the Company, except as otherwise may be provided in any separate agreement between the Company and the Adviser, as well as the fees of any directors of the Company who are affiliated with the Adviser or any of its affiliates.  The Company will bear certain other expenses to be incurred in its operation, including: organizational expenses, expenses for legal and independent accountants’ services; insurance premiums; outside auditing, accounting and pricing costs; costs of maintenance of the Company’s existence; costs attributable to investor services, including, without limitation, telephone and personnel expenses; costs of printing stock certificates; costs of printing proxies; costs of shareholders’ reports and meetings of the shareholders of the Company and of the officers or Board of Directors of the Company; charges of the custodians, any sub-custodians and the transfer and dividend-paying agent; expenses in connection with the Dividend Reinvestment and Cash Purchase Plan; Securities and Exchange Commission fees and fees of emerging country regulatory bodies; fees and expenses of unaffiliated directors; accounting and pricing costs; membership fees in trade associations; fidelity bond coverage for the Fund’s officers and employees directors’ and officers’ errors and omissions insurance coverage; interest; brokerage costs and stock exchange fees; taxes; stock exchange listing fees and expenses; expenses of qualifying the Fund’s shares for sale in various states and foreign jurisdictions; litigation and other extraordinary or non-recurring expenses.

11.	Services to Other Companies or Accounts

The Company understands that the Adviser now acts, will continue to act or may act in the future as investment adviser to fiduciary and other managed accounts or as investment adviser to one or more other investment companies (the “Aberdeen Accounts”), and the Company has no objection to the Adviser so acting, provided that whenever the Company and one or more other accounts or investment companies advised by the Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with procedures believed to be equitable to each entity.  Similarly, opportunities to sell securities will be allocated in an equitable manner.  The Company recognizes that in some cases this procedure may adversely affect the size of the position that may be acquired or disposed of for the Company and the Adviser agrees to report to the Board of Directors of the Company on a quarterly basis whenever the Company and an Aberdeen Account are allocated portions of the same investment opportunity and will review with the Board of Directors of the Company the basis for each such allocation.  In addition, the Company understands that the persons employed by the Adviser to assist in the performance of the Adviser's duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of the Adviser or any affiliate of the Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

12.	Term of Agreement

This Agreement shall become effective upon being approved in accordance with the requirements of the Investment Company Act of 1940, and executed by the Adviser and the Company and shall continue for an initial two-year term and shall continue from year to year thereafter so long as such continuance is specifically approved at least annually by (i) the Board of Directors of the Company or (ii) a vote of a “'majority” (as defined in the Investment Company Act of 1940) of the Company's outstanding voting securities, provided that in either event the continuance is also approved by a majority of the Board of Directors who are not “interested persons” (as defined in said Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.  This Agreement is terminable, without penalty, on 60 days' written notice, by the Board of Directors of the Company or by the Adviser or by vote of holders of a majority of the Company's shares.  This Agreement will also terminate automatically in the event of its assignment (as defined in said Act).

13.	Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto.

14.	Governing Law

This Agreement shall be governed by and construed and enforced in accordance with the laws of the state of New York without giving effect to the conflicts of laws principles thereof.

15.	Independent Contractor Status

The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Board of Directors of the Company from time to time, have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

16.	Counterparts

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same original.

17.	Notices

Any notice under this Agreement shall be in writing to the other party and shall be delivered in person or by facsimile or electronic mail (followed by mailing such notice, air mail postage prepaid, on the day on which such facsimile or electronic mail is sent) to such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to have been given, if by personal delivery, on the day of such delivery, and, if by facsimile and mail or electronic mail and mail, on the date on which such facsimile and confirmatory letter or  electronic mail and confirmatory letter are sent.

If the foregoing accurately sets forth our agreement, kindly indicate your acceptance hereof by signing and returning the enclosed copy hereof.

Very truly yours,

THE EMERGING MARKETS TELECOMMUNICATIONS FUND, INC.

By:       /s/Alan Goodson
Name:  Alan Goodson

Title:    Vice President

Accepted:

ABERDEEN ASSET MANAGEMENT INVESTMENT SERVICES LIMITED

By:       /s/Andrew Laing
Name:  Andrew Laing
Title:    Director